A special meeting of the fund's shareholders was held on March 19, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	37,441,304.59	98.810
Withheld	451,067.17	1.190
TOTAL	37,892,371.76	100.000
Dennis J. Dirks
Affirmative	37,623,408.35	99.290
Withheld	268,963.41	.710
TOTAL	37,892,371.76	100.000
Edward C. Johnson 3d
Affirmative	37,441,304.59	98.810
Withheld	451,067.17	1.190
TOTAL	37,892,371.76	100.000
Alan J. Lacy
Affirmative	37,623,408.35	99.290
Withheld	268,963.41	.710
TOTAL	37,892,371.76	100.000
Ned C. Lautenbach
Affirmative	37,623,408.35	99.290
Withheld	268,963.41	.710
TOTAL	37,892,371.76	100.000
Joseph Mauriello
Affirmative	37,623,408.35	99.290
Withheld	268,963.41	.710
TOTAL	37,892,371.76	100.000
Cornelia M. Small
Affirmative	37,623,408.35	99.290
Withheld	268,963.41	.710
TOTAL	37,892,371.76	100.000
William S. Stavropoulos
Affirmative	37,441,304.59	98.810
Withheld	451,067.17	1.190
TOTAL	37,892,371.76	100.000
David M. Thomas
Affirmative	37,623,408.35	99.290
Withheld	268,963.41	.710
TOTAL	37,892,371.76	100.000
Michael E. Wiley
Affirmative	37,623,408.35	99.290
Withheld	268,963.41	.710
TOTAL	37,892,371.76	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
Affirmative	27,807,852.16	73.386
Against	9,178,113.08	24.222
Abstain	905,954.82	2.390
Broker Non-Votes	451.70	.002
TOTAL	37,892,371.76	100.000
A Denotes trust-wide proposal and voting results.